Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-227097 on Form N-1A of our report dated August 26, 2020, relating to the financial statements and financial highlights of Pacific Global ETF Trust, comprising Pacific Global US Equity Income ETF, Pacific Global International Equity Income ETF, Pacific Global Focused High Yield ETF, and Pacific Global Senior Loan ETF portfolios, appearing in the Annual Report on Form N-CSR of Pacific Global ETF Trust for the year ended June 30, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

October 28, 2020